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                               COST U LESS, INC.
                             MANAGER BONUS PROGRAM



     Effective January 1, 1998, the following MANAGER BONUS PROGRAM will be in effect and supersede any prior bonus agreement either oral or written. The objective of this bonus program is to provide an incentive for key employees in meeting the profit goals of the Company.

PARTICIPANTS
     Only manager level personnel and above will be eligible for inclusion in the manager bonus program. A signed agreement by the CEO or CFO of the Company will be provided to all participants upon their inclusion in the program.

BONUS COMPUTATION
     The bonus % is to be determined by the Compensation Committee upon the recommendation of the CEO and CFO. "Adjusted Net Income" is computed by taking the net income of the Company and adding back income tax expense, bonus expense and other non operating income or expenses that Cost U Less Compensation Committee so determines.

     If "Adjusted Net Income" is less than 80% of budgeted "Adjusted Net Income", no bonus will be paid. However, there is no limit on the amount of income in excess of budget the Company can earn for which bonuses are determined.

BONUS POOL
     The Bonus Pool is determined under "Bonus Computation" above. Each participant will be eligible for a % of the pool amount. Each participants percentage will be based upon his or her salary as the numerator and the denominator being the combined salaries for all participants employed at the end of the year. For example, if your salary is $50,000 for the year and salaries for all bonus participants for the year totals $2 million, your percentage of the bonus pool would be 2.5%.

PAYMENT
     Payment of bonuses will be made within 60 days of year end, providing sufficient time to obtain year end income and computation of bonus pool percentages for each participant. Payment will be subject to the financial condition and resources of the Company at the time of calculation. Payment may be deferred based upon financial circumstances.
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                               COST U LESS, INC.
                             MANAGER BONUS PROGRAM




PLAN TERMINATION

     The Cost U Less Compensation Committee may modify or terminate this agreement at any time. Amounts earned through the date of termination or modification may not be retroactively changed. If the plan is terminated, amounts will be paid 45 days after the end of the month in which terminated but will be subject to the financial condition and resources of the Company at the time of calculation. Payment may be deferred based upon the financial circumstances.

EMPLOYEE TERMINATION

     To be eligible for a bonus, you must be employed at the time the bonuses are issued.


THE COMPENSATION COMMITTEE HAS SET THE BONUS POOL PERCENTAGE AT 9% FOR 1998.



Allan C. Youngberg, VP-CFO


/s/ Allan C. Youngberg
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Signature

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